Exhibit 99.1

WASTE CONNECTIONS ANNOUNCES RESULTS FROM SHAREHOLDER MEETING

TORONTO, ONTARIO, May 17, 2019 - Waste Connections, Inc. (TSX/NYSE: WCN) (“Waste Connections” or the “Company”) today announced that all of the nominees, other than Robert H. Davis who passed away on April 6, 2019, listed in the Company’s management information circular and proxy statement (the “proxy statement”) for the annual and special meeting of shareholders held on May 17, 2019 (the “Meeting”) were elected as directors of the Company. Each director will serve until the next annual meeting of shareholders or until his or her successor is duly elected or appointed.

Detailed results of the vote for the election of directors held at the Meeting are set out below.

Nominee	Votes For	% Votes For	Votes Withheld	% Votes Withheld
Ronald J. Mittelstaedt	220,372,173	98.34	3,720,332	1.66
Edward E. “Ned” Guillet	199,824,833	89.17	24,267,672	10.83
Michael W. Harlan	204,794,984	91.39	19,297,521	8.61
Larry S. Hughes	223,946,533	99.93	145,972	0.07
Susan “Sue” Lee	219,734,663	98.06	4,357,842	1.94
William J. Razzouk	207,414,124	92.56	16,678,381	7.44

As each director received at least a majority of the total number of votes cast in respect of his or her election, all directors have been elected in accordance with the majority voting policy included in the Company’s Corporate Governance Guidelines and Board Charter.

The shareholders approved on a non-binding, advisory basis the compensation of the Company’s named executive officers as disclosed in the proxy statement in respect of the Meeting (“say on pay”).

The shareholders appointed Grant Thornton LLP as the Company’s independent registered public accounting firm until the close of the Company’s 2020 annual meeting of shareholders and authorized the Company’s Board of Directors to fix the auditor’s remuneration.

The shareholders approved a special resolution empowering and authorizing the Board of Directors to fix the number of directors.

The shareholders also approved the shareholder proposal requesting that the Board of Directors disclose to shareholders, among other matters, a formal written diversity policy and report regarding the representation of women in the Company.

Final voting results on all matters at the Meeting will be filed with U.S. Securities and Exchange Commission and the securities commissions or similar regulatory authorities in Canada.

About Waste Connections

Waste Connections is an integrated solid waste services company that provides non-hazardous waste collection, transfer, disposal and recycling services in mostly exclusive and secondary markets in the U.S. and Canada. Through its R360 Environmental Solutions subsidiary, Waste Connections is also a leading provider of non-hazardous oilfield waste treatment, recovery and disposal services in several of the most active natural resource producing areas in the United States, including the Permian, Bakken and Eagle Ford Basins. Waste Connections serves more than six million residential, commercial, industrial, and exploration and production customers in 41 states in the U.S., and six provinces in Canada. The Company also provides intermodal services for the movement of cargo and solid waste containers in the Pacific Northwest.

For more information, visit the Waste Connections web site at www.wasteconnections.com. Copies of financial literature, including this release, are available on the Waste Connections website or through contacting us directly at (905) 532-7510. Investors can also obtain these materials and other documents filed with the U.S. Securities and Exchange Commission (“SEC”) and the Canadian securities regulators free of charge at the SEC’s website, www.sec.gov, and at the System for Electronic Document Analysis and Retrieval maintained by the Canadian Securities Administrators at www.sedar.com.

CONTACT:

Mary Anne Whitney / (832) 442-2253
maryannew@wasteconnections.com